EXHIBIT 16.1

Stan Jeong-Ha Lee, CPA
2160 North Central Rd.  Suite 209* Fort Lee *NJ 07024
P.O. Box 436402 *San Diego * CA 92143-9402
619-623-7799 *Fax 619-564-3408 * E-mail) stan2u@gmail.com

August 6, 2013

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: CenturyTouch Ltd, Inc.

Commissioners:

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, the section entitled "Experts" as part of the Form S-11 of Registrant dated August 6, 2013. We agree with the statements concerning our Firm in such Form S-11. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Stan Jeong-Ha Lee

Stan Jeong-Ha Lee, CPA
Fort Lee, NJ, US